Exhibit 99
GORMAN-RUPP REPORTS RECORD BACKLOG AND RECORD THIRD
QUARTER AND NINE MONTHS 2011 REVENUE AND EARNINGS
Mansfield, Ohio — October 27, 2011 — The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales and earnings for the third quarter and nine months ended September 30, 2011. Results for 2011 include the operations of National Pump Company acquired October 1, 2010.
Net sales during the quarter ended September 30, 2011 increased 22.0% to a third quarter record $90,215,000 compared to $73,953,000 during the same period in 2010. Net income increased 24.4% to a third quarter record $7,655,000 compared to $6,155,000 in the September 30, 2010 quarter. Earnings per share were $0.37 and $0.29 for the respective periods, an increase of 27.6%.
Net sales for the nine months ended September 30, 2011 increased 25.6% to a nine months record $266,448,000 compared to $212,119,000 during the same period in 2010. Net income increased 45.3% to a nine months record $23,699,000 compared to $16,308,000 in the first nine months of 2010. Earnings per share were $1.13 and $0.78 for the respective periods.
Sales during the quarter were positively impacted by the global economy compared to a year ago, plus the addition of National Pump Company. Primary increases were in sales to the industrial, agricultural and construction markets, partially offset by a reduction in fire protection market sales from strong levels last year.
Incoming orders resulted in a record backlog of $157.9 million at September 30, 2011, a 50.9% increase from a year ago and 47.0% higher than the backlog of $107.4 million at December 31, 2010. Current quarter orders included additional flood control pump projects which generally require longer lead times than other Company products.
The comparative increases in earnings for the quarter and nine months principally reflect operating leverage benefits from the higher volume of sales and continuation of a favorable mix of shipments across the Company’s diverse products and markets.
The Company continues to maintain a strong and liquid balance sheet with $27.8 million in cash and short-term investments. Additionally, working capital increased 17.7% from December 31, 2010 to $98.3 million at September 30, 2011. During the quarter, an additional $5.0 million of borrowings used to finance the acquisition of National Pump Company were re-paid.
Jeffrey S. Gorman, President and CEO said, “We are pleased to again announce strong financial results based on current year sales increases across most of the markets the Company serves and related improved operating margins. Additionally, our National Pump Company acquisition in late 2010 continues to perform very well. While confidence in the strength of a solid global economic recovery seems to be fading, we are encouraged by our record backlog and level of business so far this year, and we remain confident as we move into the fourth quarter and the first-half of 2012.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
NYSE Amex: GRC
For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$90,215	$73,953	$266,448	$212,119
Cost of products sold	67,748	55,298	198,346	160,729

Gross profit	22,467	18,655	68,102	51,390

Selling, general and administrative expenses	10,941	9,401	32,436	26,535

Operating income	11,526	9,254	35,666	24,855

Other income (expense) — net	(324)	3	(421)	(388)

Income before income taxes	11,202	9,257	35,245	24,467
Income taxes	3,547	3,102	11,546	8,159

Net income	$7,655	$6,155	$23,699	$16,308

Earnings per share	$0.37	$0.29	$1.13	$0.78
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands of dollars)

	September 30,	December 31,
	2011	2010
Assets
Cash and short-term investments	$27,774	$34,246
Accounts receivable — net	54,841	51,996
Inventories	72,003	51,449
Deferred income taxes and other current assets	4,424	5,503

Total current assets	159,042	143,194

Property, plant and equipment — net	114,322	113,526

Prepaid pension and other assets	7,368	3,545

Goodwill and other intangible assets	25,717	26,442

Total assets	$306,449	$286,707

Liabilities and shareholders’ equity

Accounts payable	$16,321	$12,042
Short-term debt	15,000	25,000
Accrued liabilities and expenses	29,419	22,636

Total current liabilities	60,740	59,678

Postretirement benefits	22,502	22,241

Deferred and other income taxes	4,952	4,954

Shareholders’ equity	218,255	199,834

Total liabilities and shareholders’ equity	$306,449	$286,707

Shares outstanding	20,990,893	20,984,893
Shares outstanding and per share data reflect the 5 for 4 stock split effective June 10, 2011.

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